Shareholder UPDATE

Annual Meeting Results
An annual meeting of the Funds shareholders was held on September 5, 2002. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

1. The Funds preferred shareholders elected the
following directors:
			  Shares  Shares Withholding
			Voted For  Authority to Vote
Roger A. Gibson.........  1,591            1
Leonard W. Kedrowski....  1,591            1

2. The Funds preferred and common shareholders,
voting as a single class, elected the following
directors:
                             Shares   Shares Withholding
                            Voted For  Authority to Vote
Andrew M. Hunter III(a).... 5,596,860        78,366
John M. Murphy, Jr. ....... 5,597,633        77,593
Richard K. Riederer ....... 5,600,387        74,839
Joseph D. Strauss.......... 5,598,660        76,566
Virginia L. Stringer ...... 5,592,010        83,216
James M. Wade.............. 5,594,860        80,366
(a)Andrew M. Hunter III tendered his resignation from the board of directors, effective December 2002.

3. The Funds preferred and common shareholders,
voting as a single class ratified the selection by the
Funds board of directors of Ernst & Young LLP as
the independent public accountants for the Fund for
the fiscal year ending January 31, 2003. The
following votes were cast regarding this matter:
    Shares	Shares                   Broker
  Voted For  Voted Against  Abstentions Non-Votes
  5,594,097     38,306        44,415       -